Exhibit 10.8

1322 crossman avenue | sunnyvale, california 94089 tel 408 227 4500 | fax 408 227 4550 www.arubanetworks.com
July 14, 2005
Steffan C. Tomlinson
969 Lincoln Ave
Palo Alto, CA 94301
Dear Steffan:
Aruba Wireless Networks, Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.	Position. You will start in a full-time position as Chief Financial Officer and report to the Company’s Chief Executive Officer. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.	Cash Compensation. The Company will pay you a starting salary at the rate of $190,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You will also be eligible to participate in the fiscal year 2005 Executive Incentive Program. At targeted plan performance the Executive Incentive Plan pays out 25% of your base salary amount.

3.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.	Stock Options. Subject to the approval of the Company’s Board of Directors, following your commencement of service you will be granted an option to purchase 500,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share will be equal to the fair market value per share on the date the Option is granted or on your first day of service, whichever is later. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2002 Stock Plan (the “Plan”), as described in the Plan and the applicable stock option agreement. The Option will be immediately exercisable, but the unvested portion of the purchased shares will be subject to repurchase by the Company at the exercise price in the event that your service terminates for any reason before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service measured from the start of your service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

If the Company is subject to a Change in Control (as defined in the Plan) and you are subject to an Involuntary Termination without cause within 12 months following such Change in Control, then you will immediately become vested in 50% of any then unvested shares, options and other equity you hold at that time.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary or (iii) receipt of notice that your principal workplace will be relocated more than 35 miles. “Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a material failure to comply with the Company’s written policies or rules, (c) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof or (d) gross misconduct.

5.	Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6.	Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer.

7.	Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

8.	Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

9.	Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. We look forward to having you join us. Welcome!

Very truly yours,

/s/ Donald LeBeau
By: Donald LeBeau
Title: Chief Executive Officer

I have read and accept this employment offer:

/s/ Steffan C. Tomlinson	7/15/05

Signature of Steffan C. Tomlinson	Dated

9/1/05
Start Date
Attachment
Exhibit A: Proprietary Information and Inventions Agreement
Exhibit B: New Employee Guidelines